Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS RESULTS FOR THE YEAR 2018

LITTLE ELM, Texas, March 29, 2019—Retractable Technologies, Inc. (NYSE American: RVP) reports the following information relating to the year ended December 31, 2018. Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 28, 2019 with the U.S. Securities and Exchange Commission.

OPERATIONS

Domestic sales, which accounted for 86.1% of the revenues in 2018, increased 6.0% from 2017.  International sales decreased from $7.5 million in 2017 to $4.6 million in 2018. Overall unit sales decreased 3.8% from 2017. Gross profit margins increased from 28.9% in 2017 to 30.7% in 2018 principally due to lower cost of manufacturing.

Operating expenses decreased 14.2% from the prior year due to lower legal expenses, no bonuses paid in 2018, lower travel and entertainment cost, decreased costs of engineering samples, and no stock option expense in 2018.  These decreases were mitigated by severance costs.

The loss from operations was $1.3 million in 2018 compared to a loss from operations of $3.8 million in 2017.  The loss per share improved from negative $0.14 in 2017 to negative $0.06 in 2018.

NEW PRODUCTS AND PATENT LIFE FOR VANISHPOINT® SYRINGES

We have developed several new products in the last few years, including the EasyPoint® needle which can be used with, among other things, prefilled syringes.  We began selling the EasyPoint® needle in 2016.  Sales in 2017 and 2018 for this product were 6.0% and 10.3%, respectively, of our total revenues. Based on industry-wide trends, we anticipate that demand may increase for the EasyPoint® needle.

VanishPoint® syringes comprised 84.9% of sales in 2018 and a principal remaining patent protecting those syringes (as presently manufactured and marketed) will expire in 2020.  Following the expiration of such patent, competitors will be permitted to attempt to copy the VanishPoint® syringe as presently manufactured.  Issued patents covering possible future modifications to the VanishPoint® syringe and core technology of the VanishPoint® syringe will expire during the years 2028 through 2032.  If the VanishPoint® syringes are changed to incorporate the modifications covered in the unexpired patents, then competitors will not be permitted to attempt to copy such modified syringes in the countries where the patents remain in effect.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate.

However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: potential tariffs, Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Director of Accounting